SUPPLEMENT  TO INVESTMENT ADVISORY  CONTRACT

PIMCO Equity Series VIT 650 Newport Center Drive
Newport Beach, California 92660
October 21, 2016 Pacific Investment Management Company LLC
650 Newport Center Drive Newp01i Beach, California 92660

RE: PIMCO Global Dividend Portfolio (the Portfolio)
Dear Sirs:

PIMCO  Equity  Series  VIT  (the  Trust)  and  Pacific  Investment
Management   Company  LLC  (the Adviser) have entered into an
Investment Advisory Contract dated March 30, 2010 (the Contract).

The Trust and the Adviser hereby agree to supplement the Contract as of the date hereof as follows:

i.	all references to the PIMCO Global Dividend Portfolio are deleted and replaced with the PIMCO StocksPLUS Global P011folio; and


ii.	the Portfolios advisory fee rate is reduced from 0.69% to 0.30% of the average daily net assets attributable to the Portfolio.

Accordingly, the current Exhibit A is replaced with the new Exhibit A attached hereto.

Investment Advisory Contract EXHIBIT A
(as of October 21, 2016)

PIMCO Equity Series VIT




Portfolio
PIMCO StocksPLUS Global Portfolio

Investment Advisory Fee
0.30%

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,
PIMCO EQUITY SERIES VIT



By:

Title:Vice President



ACCEPTED:


PACIFIC INVESTMENT MANAGEMENT  COMPANY LLC




Title:	Managing Director